Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Announces Prepayment of Selected Long-Term Debt

CORAL GABLES, Fla., June 20, 2005 – BankUnited Financial Corporation (Nasdaq: BKUNA) today announced it prepaid certain high-rate, long-term debt and related swaps with the Federal Home Loan Bank of Atlanta (FHLB) on Friday, June 17. BankUnited prepaid $305 million of long-term FHLB advances with a weighted average fixed rate of 6.03%. In addition, BankUnited prepaid $100 million of high-rate, long-term FHLB advances and their related swaps, which had a floating rate of 3 month LIBOR plus 260 basis points. The company anticipates this prepayment will allow it to obtain lower cost funds from borrowings, deposits or other sources in the future.

As a result of these extinguishments of debt and related swaps, BankUnited will pay prepayment fees of approximately $37.7 million. On an after-tax basis, this will reduce the company’s earnings not yet reported for the quarter ending June 30, 2005, by approximately $24.5 million

Alfred R. Camner, Chairman and Chief Executive Officer, said, “BankUnited’s net interest margin has been significantly, negatively impacted for some time by various long-term, high-rate FHLB advances obtained prior to 2001. Given the movements of the interest yield curve, we had an opportunity to prepay these advances and some related swaps at a substantially lower amount than that which would have applied in the past. We decided to take advantage of this opportunity with the expectation that, although it will result in a loss for the current quarter, these special prepayments should help to increase our profitability in future quarters.”

About BankUnited

BankUnited Financial Corporation (Nasdaq: BKUNA) is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida as measured by assets. BankUnited had assets of $9.3 billion at March 31, 2005. Serving customers in Miami-Dade, Broward, Palm Beach, Martin and Collier counties through 55 branches, BankUnited, FSB offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through www.bankunited.com. For additional information, call (877) 779-2265.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the Company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions; fiscal and monetary policies; war and terrorism; changes in interest rates; deposit flows; loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines; changes in laws or regulation; reliance on other companies for products and services; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and delivery of services.